Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 29, 2019, with respect to the consolidated financial statements of Lender Performance Group, LLC included in the Current Report on Form 8-K/A of Q2 Holdings, Inc. filed on May 11, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Q2 Holdings, Inc. on Form S-3 (No. 333-231947) and on Forms S-8 (Nos. 333-195981, 333-202062, 333-209522, 333-216156, 333-223087, 333-229733, and 333-236569).

/s/ Grant Thornton LLP

Charlotte, North Carolina

May 11, 2020